Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information

On June 27, 2018 (the “Effective Date”), South Jersey Industries, Inc. (“SJI” or the “Company”), a New Jersey corporation, through its indirectly wholly-owned subsidiary, Marina Energy LLC, a New Jersey limited liability company (“Marina”), entered into a series of agreements whereby Marina will sell its portfolio of solar energy assets (the “Transaction”) to an entity managed by Goldman Sachs Asset Management (the “Buyer”). As part of the Transaction, Marina has agreed to sell the 76 distributed solar energy projects located at 143 sites across New Jersey, Maryland, Massachusetts and Vermont with total capacity of approximately 204 megawatts (the “Projects”). Total consideration for the Transaction is approximately $350.1 million in cash, which consists of approximately $287.4 million for the sale of solar assets and approximately $62.7 million for the sale of certain Solar Renewable Energy Credits (“SRECs”).

To facilitate the Transaction, Marina and the Buyer entered into a Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), pursuant to which Marina will sell the assets comprising the Projects or, in some cases, 100% of the equity interest of certain special purpose companies wholly-owned by Marina that own the assets comprising certain Projects, for an aggregate purchase price of approximately $287.4 million. The sale of individual projects has occurred on a rolling basis as conditions precedent to each closing, including certain regulatory filings and receipt of consents to assignment of project contracts and permits, are satisfied. The Purchase Agreement contained customary representations, warranties, covenants, and conditions precedent to closing of the sales. On February 27, 2019, a Fifth Amendment to the Purchase Agreement (“Amendment”) was entered into with the Buyer for the sites that remained unsold as of December 31, 2018.

On October 12, 2018, SJI and the Buyer completed the first divestiture of certain Projects for which the required consents and permits were satisfied (the “First Tranche”). The First Tranche consisted of 50 sites across New Jersey, Massachusetts, and Vermont with total capacity of 31.4 megawatts. Total consideration (excluding transaction costs) associated with the First Tranche is approximately $66.8 million in cash. Of this total, $8.9 million was received in July 2018 related to the sale of certain SRECs. The First Tranche did not constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

On October 31, 2018, SJI and the Buyer completed the second divestiture of certain Projects for which the required consents and permits were satisfied (the “Second Tranche”). The Second Tranche consisted of 15 sites across New Jersey and Vermont with total capacity of 34.9 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Second Tranche is approximately $68.1 million in cash. Of this total, $8.3 million was received in July 2018 related to the sales of certain SRECs. The Second Tranche did not constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

On November 30, 2018, SJI and the Buyer completed the third divestiture of certain Projects for which the required consents and permits were satisfied (the “Third Tranche”). The Third Tranche consisted of 16 sites across Maryland, New Jersey, and Vermont with total capacity of 58.1 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Third Tranche is approximately $61.8 million in cash. Of this total, $16.9 million was received in July 2018 related to the sale of certain SRECs. In the aggregate, the First Tranche, Second Tranche, and Third Tranche constituted a significant disposition for purposes of Item 2.01 of Form 8-K.

On December 31, 2018, SJI and the Buyer completed the fourth divestiture of certain Projects for which the required consents and permits were satisfied (the “Fourth Tranche” and collectively with the First Tranche, Second Tranche, and Third Tranche, “Q4 2018 Tranches”). The Fourth Tranche consisted of 27 sites across Maryland, New Jersey, and Massachusetts with total capacity of 49.2 megawatts. Total consideration (excluding transaction costs) in aggregate associated with the Fourth Tranche is approximately $87.5 million in cash. Of this total, $22.0 million was received in July 2018 related to the sale of certain SRECs. In the aggregate, the First Tranche, Second Tranche, Third Tranche, and Fourth Tranche constituted a significant disposition for purposes of Item 2.01 of Form 8-K.

On February 28, 2019, under the Amendment, SJI and the Buyer completed the fifth divestiture of certain Projects for which the required consents and permits were satisfied (the “Fifth Tranche”). The Fifth Tranche consisted of 4 sites across New Jersey and Massachusetts. Total consideration (excluding transaction costs) in aggregate associated with the Fifth Tranche is approximately $20.1 million in cash. Of this total, $3.9 million was received in July 2018 related to the sale of certain SRECs. In the aggregate, the Q4 2018 Tranches and the Fifth Tranche continued constituted a significant disposition for purposes of Item 2.01 of Form 8-K.

On April 30, 2019, under the Amendment, SJI and the Buyer completed the sixth divestiture of certain Projects for which the required consents and permits were satisfied (the “Sixth Tranche” and collectively with the First Tranche, Second Tranche, Third Tranche, Fourth Tranche, and Fifth Tranche, “the Tranches”). The Sixth Tranche consisted of 6 sites across New Jersey and Massachusetts. Total consideration (excluding transaction costs) in aggregate associated with the Tranches is $312.4 million in cash. Approximately $8.2 million relates to the Sixth Tranche.  In the aggregate, the Tranches continued to constitute a significant disposition for purposes of Item 2.01 of Form 8-K.

In the second quarter of 2019, SJI and the Buyer agreed to remove the undivested Heller and Freeze Projects (“Heller and Freeze”) from the Purchase Agreement due to challenges in obtaining the required regulatory consents and permits. Total consideration for Heller and Freeze included within the Transaction is approximately $21.9 million in cash, which consists of approximately $20.0 million for the sale of solar assets and approximately $1.9 million in SRECs.

Divestiture of the Assets Sold

Because the Tranches are considered a significant disposition for purposes of Item 2.01 of Form 8-K, the Company prepared the accompanying unaudited pro forma condensed consolidated statement of operations in accordance with Article 11 of Regulation S-X. The Company determined that the Transaction does not qualify for discontinued operations accounting under financial statement presentation authoritative guidance.

The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2019 is based on the historical financial statement of the Company for such periods after giving effect to the Tranches as if they had occurred on January 1, 2019. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable as of the date of this Current Report on Form 8-K. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statement.

The preparation of the unaudited pro forma condensed consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States, or “GAAP” standards, which are subject to change and interpretation. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ materially from those estimates.

The pro forma financial statement is presented for informational purposes only and does not purport to represent what the results of operations or financial condition would have been had the Tranches actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the company for any future period or as of any future date. In addition, the pro forma financial statements were based on and should be read in conjunction with:

•
the audited consolidated financial statements of the Company as of and for the year ended December 31, 2018 and the related notes, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2019; and

•
the unaudited condensed consolidated financial statements of the Company as of and for the six months ended June 30, 2019 and the related notes, included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2019.

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Six Months Ended June 30, 2019
(in thousands, except per share amounts)

	Historical SJI	Pro Forma Adjustments		Pro Forma

Operating Revenues:
Utility	$521,178	$-		$521,178
Nonutility	383,054	(794)	(a)	382,260
Total Operating Revenues	904,232	(794)		903,438
Operating Expenses:
Cost of Sales – (Excluding depreciation)
— Utility	205,170	-		205,170
— Nonutility	362,558	-		362,558
Operations	119,434	(422)	(b)	119,012
Impairment Charges	-	-		-
Maintenance	18,903	(180)	(c)	18,723
Depreciation	47,814	-		47,814
Energy and Other Taxes	6,934	-		6,934
Net Gain on Sale of Assets	-			-
Total Operating Expenses	760,813	(602)		760,211
Operating Income	143,419	(192)		143,227

Other Income and Expense	2,604	-		2,604
Interest Charges	(57,087)	4,042	(d)	(53,045)
Income Before Income Taxes	88,936	3,850		92,786
Income Taxes	(20,303)	(1,021)	(e)	(21,324)
Equity in Earnings of Affiliates	3,762	-		3,762
Income from Continuing Operations	$72,395	$2,829		$75,224

Basic Earnings Per Common Share:
Continuing Operations	$0.79			$0.82

Average Shares of Common Stock Outstanding – Basic	91,863			91,863

Diluted Earnings Per Common Share:
Continuing Operations	$0.79			$0.82

Average Shares of Common Stock Outstanding – Diluted	91,979			91,979

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated statement of operations reflects the following adjustments:

Unaudited Pro Forma Condensed Consolidated Statements of Operations

“Historical SJI” – represents the historical condensed consolidated statement of operations of SJI for the six months ended June 30, 2019.

(a)	To eliminate the historical revenues of the assets sold within the Tranches.
(b)	To eliminate the historical direct operations cost of the assets sold within the Tranches. No pro forma adjustment was made for historical indirect overhead costs that were allocated down to Marina.
(c)
To eliminate the historical direct maintenance expense of the assets sold within the Tranches. No pro forma adjustment was made for historical indirect maintenance expense that was allocated down to Marina.

(d)	To reflect the reduction of interest expense as a result of the pay down of the Floating Rate Notes using the net proceeds from the Tranches.
(e)
To eliminate the historical income tax expense of the assets sold within the Tranches, as well as adjustments to record the income tax impacts of the pro forma adjustments using the blended statutory tax rates of 26.53% for the six months ended June 30, 2019. These rates do not reflect SJI’s effective tax rates, which include other items and may be significantly different than the rates assumed for purposes of preparing these statements for a variety of reasons.